UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        February 2, 2009

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 2, 2009, Marina Bay Sands Pte. Ltd. (the “Company”), a wholly owned subsidiary of Las Vegas Sands Corp. (“LVSC”), announced that it has appointed Leonard DeAngelo, 57, as the Company’s Senior Vice President -- Operations, Asia. Mr. DeAngelo served as the Corporate Executive Vice President, Operations for Penn National Gaming, Inc., from July 2003 until July 2008. From December 2000 until July 2003, he was the President of Hilton Casino Beach Resort in Atlantic City, New Jersey.

The Company entered into an employment agreement with Mr. DeAngelo on December 6, 2008. The term of his employment began on January 4, 2009, upon the issuance to him of a Singapore Employment Pass, and will terminate on January 4, 2012. His employment may be extended thereafter for terms that may be agreed between Mr. DeAngelo and the Company.

Pursuant to the employment agreement, Mr. DeAngelo will report to the Executive Vice President of LVSC. Mr. DeAngelo’s responsibilities will include managing all of the Company’s gaming and hotel operations in the Asian region (including in Singapore and Macao SAR) and performing all duties on behalf of the Company and any of its subsidiaries or affiliates as designated by the Executive Vice President of LVSC.

Under the employment agreement, Mr. DeAngelo will receive an initial annual base salary of One Million One Hundred Eighty Thousand Eight Hundred Singapore dollars (approximately equivalent to Eight Hundred Thousand United States dollars), subject to adjustment in the event of certain decreases in the value of the Singapore dollar as compared to the U.S. dollar. Pursuant to his employment agreement, Mr. DeAngelo’s salary will be reviewed annually, but any salary increases will be in the Company’s sole discretion. Mr. DeAngelo’s employment agreement also provides for a discretionary annual performance bonus based on the attainment of certain Company and individual performance objectives to be established, with a target amount of fifty percent of his base salary.

Mr. DeAngelo’s employment agreement also provides for a grant of options to purchase 150,000 shares of LVSC common stock pursuant to the LVSC 2004 Equity Award Plan (the “Plan”). The grant represents the equivalent of two annual grants of options to purchase 75,000 shares of LVSC common stock, with an exercise price equal to the fair market value (as defined in the Plan) of LVSC common stock on the date of grant. Options to purchase the first 75,000 shares of common stock will vest ratably over a four year period commencing on the first anniversary of the date of grant and options to purchase the second 75,000 shares of common stock will vest ratably over a four year period commencing on the second anniversary of the date of grant. The stock options will expire on the tenth anniversary of the date of grant.

Mr. DeAngelo will also be entitled to receive a monthly housing allowance, relocation and home leave allowances and other employee benefits generally made available to the Company’s employees or its executives.

If Mr. DeAngelo’s employment is terminated by the Company for cause (as defined in his employment agreement), he will be entitled to receive his base salary through the date of termination and such other compensation and benefits as may be provided in the Company’s plans and programs then in effect.

If Mr. DeAngelo’s employment is terminated by the Company without cause, he will be entitled to receive his base salary for six months or until he has secured a new position with compensation greater or equal to his base salary. If he secures a new position at a lesser base salary, then the Company will be required to pay him his base salary less the new salary for the remainder of the six month period. He will also be entitled to receive a pro-rated bonus if he was employed by the Company for more than six months during the year of termination or received base salary continuation payments as described above.

Mr. DeAngelo will also be entitled to receive salary continuation payments for up to six months if the Company fails to give Mr. DeAngelo at least six months prior written notice of its intent to not seek a renewal of the employment agreement at the expiration of the initial term or any renewal term.

Mr. DeAngelo may voluntarily terminate his employment upon six months notice.

Mr. DeAngelo’s employment agreement also contains restrictive and non-solicitation covenants. In addition, the employment agreement may not be amended, changed or modified except by a written document signed by each of the parties.

On February 2, 2009, LVSC issued a press release announcing Mr. DeAngelo’s appointment as its Senior Vice President -- Operations, Asia. The press release is attached as Exhibit 99.1 to this report and is incorporated by reference into this Item 5.02.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.
EXHIBIT NO.	DESCRIPTION
Exhibit 99.1	Press Release, dated February 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 2, 2009

LAS VEGAS SANDS CORP.
By:	/s/ J. Alberto Gonzalez-Pita
Name: J. Alberto Gonzalez-Pita Title: Senior Vice President and General Counsel